**PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

November 20, 2008

  Hometown Bancorp, Inc. Announces Decision Not to Participate in the Treasury
                     Department's Capital Purchase Program


         Hometown Bancorp, Inc., (the "Company") (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the "Bank") announced that after careful consideration its Board of Directors and Management has decided not to apply for capital assistance under the Treasury Department's Capital Purchase Program, an element of the Troubled Assets Relief Program ("TARP") intended to provide banks with additional capital.

         The Board of Directors and management has analyzed its balance sheet and determined that its current strong capital position and available sources of liquidity allow it to continue to lend money to individuals and businesses that are qualified borrowers.

         Thomas F. Gibney, President and Chief Executive Officer commented that as of September 30, 2008 the Company and the Bank exceeded the regulatory definition of well-capitalized. He stated, "When you consider the costs of the Program, our current strong capital position and possible shareholder dilution, the program is not an attractive option at this time. We believe the Company and the Bank are well positioned to continue lending to individuals and businesses in our market and navigate through this difficult economic environment."

         Established in 1919, the Bank is a community-oriented financial institution headquartered in Walden, New York. Through its six offices, the Bank offers a full-range of financial services to individuals and businesses within its market area. For more information on Hometown Bancorp, Inc. and Walden Federal Savings and Loan Association go to our website www.waldenfederal.com.

         This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.